Exhibit 10.01
Description of Annual Incentive Bonus Plan for Fiscal 2010
On May 14, 2009, the Board approved the Company’s annual incentive bonus plan for fiscal 2010. The plan provides its executive officers with the opportunity to earn quarterly cash bonuses based upon the achievement of pre-established performance goals. Bonus opportunities will be based on achievement of quarterly targets, provided that the free cash flow performance metric will be measured solely on an annual basis. 50% of the quarterly payouts (if any) will be held back and will not be payable until after the fiscal year end. In addition, payout levels not achieved based on quarterly results may be recouped based on annual results. Performance goals under the plan will be: quarterly earnings per share, operating profit (as a percentage of sales), return on invested capital and SG&A targets, and annual free cash flow targets, at the Company level; and quarterly, operating profit (as a percentage of sales), inventory turnover, cash conversion cycle and vertical integration targets at the business unit level for certain executives. The plan allows awards to provide for different metrics, target levels and weightings for different executives.
Under the annual incentive bonus plan, target award opportunities are set at various percentages of base salary, which will be: 150% of base salary in the case of the Chief Executive Officer; 100% of base salary in the case of the Chief Financial Officer; and between 60% and 80% of base salary in the cases of other officers. Actual payout opportunities for each bonus component will range from 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO) based on achievement of the performance measures. If the Company fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the annual bonus plan uses adjusted, non-GAAP measures.